INNOSPEC REPORTS EARNINGS FOR THE FIRST QUARTER 2006

NEWARK, DELAWARE, April 24, 2006 -- Innospec Inc. (NASDAQ: IOSP) today announced its earnings for the quarter ended March 31, 2006.

Summary

First Quarter 2006 Results

  First quarter 2006 net income after Octane Additives business goodwill impairment and restructuring charges was $0.6 million, or an income of $0.05 per diluted share, compared with a net loss of $(2.4) million, or a loss of $(0.19) per diluted share, for the first quarter 2005.

  Fuel Specialties operating income was $12.7 million for the quarter compared with $7.2 million for the corresponding period in 2005.

  Performance Chemicals operating income was $1.8 million compared with an operating income of $1.6 million for the corresponding period in 2005.

  Octane Additives operating income was $10.2 million for the quarter compared with $19.0 million for the corresponding period in 2005.

  Corporate costs were $5.9 million compared to $9.6 million for the corresponding period in 2005.

  Octane Additives business goodwill impairment was a charge of $(11.3) million, or a loss of $(0.88) per diluted share for the quarter, compared with a charge of $(14.8) million or $(1.19) per diluted share for the same period in 2005.

  Restructuring charges were $(0.9) million, or $(0.07) per diluted share, for the quarter compared with $(2.4) million, or $(0.19) per diluted share, for the corresponding period in 2005.

  Net cash used by operating activities was $(7.7) million in the first quarter compared to an inflow of $10.3 million for the corresponding period in 2005.

Paul Jennings, President and Chief Executive Officer, commented, "Innospec has continued to develop in a very positive way and the first quarter's results underline the belief we have in our business model. Fuel Specialties had an excellent quarter with strong sales growth and an improving margin performance. Growth in the Americas and Asia was particularly encouraging. The development of Performance Chemicals continues and the 12.5% income growth in the quarter validates our push for improved margins in these businesses. The result for Octane Additives in the quarter is a function of the lumpy nature of the business but the business is still on track to deliver a good result for 2006. I am also particularly pleased with the impact on the results of the significant reduction in corporate costs."

Mr Jennings continued, "Following our move to NASDAQ and the launch of our new identity we can now be truly seen as an innovative, forward thinking specialty chemical company that has a bright future. The results for the quarter underpin these efforts and I appreciate the support of the board and all of the employees in the company during these exciting times."

Global Earnings and Cash Flow

The net income of $0.6 million, or $0.05 per diluted share, compared with a net loss of $(2.4) million, or $(0.19) per diluted share, for the same period last year. The income of $0.6 million incorporated a non cash charge of $(11.3) million relating to the impairment of Octane Additives business goodwill.

Net cash used by operating activities was an $(7.7) million outflow for the quarter. This compares to an inflow of $10.3 million for the comparative period last year. The primary causes of the decline in cash generation are the build up of inventory as we seek to support the growing businesses and to balance the production of TEL across the year, the growth of receivables in Octane Additives from a very low year end base due to the timing of shipments and a reduction in payables and accruals. This has been somewhat offset by the collection of amounts due from the UK tax authorities.

Fuel Specialties reported another excellent quarter recording an 11% sales growth over the same period last year. First quarter 2006 sales were $65.7 million. Net sales in the Americas, Asia Pacific and EMEA regions were 17.3%, 63.1% and 3.4% respectively higher than in the first quarter 2005. Operating income at $12.7 million represents a 76% growth in the first quarter compared to the same period last year, driven by volume growth in the low sulphur and legal diesel and cetane number improvers in the Americas, growth in sales from key accounts in Asia and improved margins.

Performance Chemicals sales at $27.5 million were maintained at last year's levels with strong growth in the personal care business offset by the timing of shipments in the detergent and aroma businesses.

The operating income of $1.8 million in the first quarter is 12.5%, or $0.2 million, higher than the comparable period in 2005.

Octane Additives sales for the first quarter were $24.7 million, which represents a 47% decline on the same period 2005. The decline versus prior year was mainly due to the expected decision of a major account to go lead free for motor gasoline from the end of 2005, the loss of a major customer in 2005 and a delay in the timing of shipments to certain other major accounts. Operating income before goodwill impairment for the first quarter was $10.2 million, which represents a 47% decline from the same period last year. Octane Additives operating income benefited from the $4.5 million release of a provision related to a potential retrospective rebate that is no longer required.

Corporate costs

The work undertaken to streamline the cost structure continues to show significant benefits with corporate costs 39% lower than the corresponding period in 2005 at $5.9 million.

Restructuring Charge and Other Expenses

A charge of $(0.9) million was recognized in the first quarter, 2006. This was primarily as a result of restructuring and demolition activity in the UK. A net income of $0.1 million was recognized in the quarter related to other income and expenses primarily associated with exchange gains and losses and other sundry items.

Octane Additives Business Goodwill Impairment

As previously reported, a non cash business goodwill impairment charge continues to be a regular feature of the results. The charge in the first quarter was $(11.3) million, $3.5 million lower than the charge in the equivalent period in 2005.

Conference Call and Web-cast

Innospec management will host a conference call to discuss this announcement on Tuesday, April 25, 2006 at 08.30 a.m. EST, and can be accessed by using the dial-in numbers 1 (866) 322 - 0547 (toll free) or 1 (706) 758 - 0596 (international), or via a simultaneous web-cast on the company website www.innospecinc.com. The web-cast and audio replay will be available beginning 11.30 a.m. EST on April 25, 2006 until midnight on May 25, 2006 on www.innospecinc.com or by dialling 1 (800) 642 - 1687 (toll free) or 1 (706) 645-9291 (international), conference ID #7470835. A copy of this press release can be found at www.innospecinc.com

About Innospec Inc.

Innospec Inc. is an international specialty chemical company with almost 1,000 employees in 23 countries. Innospec divides its operations into three distinct business areas: Fuel Specialties, Performance Chemicals, and Octane Additives. Together, the three businesses manufacture and supply a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specialises in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Performance Chemicals business includes a range of companies that manufacture performance chemicals used in the manufacture of such items as personal care products, household detergents and crop protection chemicals as well as in the plastics, paper, metal plating and oil industries. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead (TEL). The management team has a clear strategy in place to ensure the Company maximizes shareholder value from TEL supply while monitoring and reducing production in line with global demand.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements which address operating performance, events or developments that we expect or anticipate will occur in the future. Although such statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on forward-looking statements, which are subject to certain risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Risks, assumptions and uncertainties include, without limitation, changes in the terms of trading with significant customers or gain or loss thereof, the effects of changing government regulations and economic and market conditions, competition and changes in demand and business and legal risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, government investigations, material fines or other penalties resulting from the Company's voluntary disclosure to the Office of Foreign Assets Control of the U.S. Department of the Treasury and other risks, uncertainties and assumptions identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and those identified in the Company's other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended March 31

	2006	2005
	(millions of dollars, except per share data)

Net sales	$117.9	$133.4
Cost of goods sold	(72.4)	(83.2)
Gross profit	45.5	50.2

Selling, general and admin.	(21.1)	(25.8)
Research and development	(2.5)	(3.0)
Restructuring charge	(0.9)	(2.4)
Amortization of intangible assets	(3.1)	(3.2)
Impairment of OA business goodwill	(11.3)	(14.8)
Other income (net)	0.1	3.3
Interest expense (net)	(1.4)	(1.7)
Total	(40.2)	(47.6)
Income before income taxes and minority interest	5.3	2.6
Minority interest		-
Income taxes	(4.7)	(4.8)
Income / (loss) from continuing operations	0.6	(2.2)
Discontinued operations, net of tax	-	(0.2)
Net income /(loss)	$0.6	$(2.4)

Earnings / (loss) per share Basic	$0.05	$(0.19)
Diluted	$0.05	$(0.19)

Weighted average shares Basic	12,329	12,385
outstanding in thousands Diluted	12,866	12,385

ANALYSIS OF BUSINESS UNIT RESULTS
	2006	2005
	(millions of dollars)

Net sales
Fuel Specialties	$65.7	$59.0
Octane Additives	24.7	46.9
Performance Chemicals	27.5	27.5
Total	117.9	133.4

Gross profit
Fuel Specialties	24.9	19.9
Octane Additives	15.2	25.0
Performance Chemicals	5.4	5.3
Total	45.5	50.2

Operating income
Fuel Specialties	12.7	7.2
Octane Additives	10.2	19.0
Performance Chemicals	1.8	1.6
Total SBU Operating income	24.7	27.8

Corporate costs	(5.9)	(9.6)
Restructuring charge	(0.9)	(2.4)
Impairment of OA business goodwill	(11.3)	(14.8)
Other income (net)	0.1	3.3
Interest expense (net)	(1.4)	(1.7)
Income before income taxes and minority interest	$5.3	$2.6

Schedule 2

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	March 31 2006	December 31 2005
Assets	(millions of dollars)
Current assets
Cash and cash equivalents	$59.7	$68.9
Restricted cash*	2.2	4.3
Accounts receivable, less allowance	71.7	64.8
of $2.2 (2005 - $2.2)
Inventories	105.7	96.5
Prepaid expenses	4.4	5.3
Total current assets	243.7	239.8

Net property, plant and equipment	66.2	67.3
Goodwill	189.1	200.4
Intangible assets	39.9	43.0
Prepaid pension cost	113.8	113.0
Deferred finance costs	2.0	2.1
Other assets	2.5	9.7
	$657.2	$675.3
Liabilities and Stockholders' Equity
Net short term borrowings	$27.7	$14.5
Current portion of plant closure provisions	7.3	10.1
Current portion of deferred income	2.0	2.0
Other current liabilities	97.2	113.9
Total current liabilities	134.2	140.5
Plant closure provisions	20.8	21.0
Deferred income taxes	42.2	41.9
Deferred income	2.4	2.9
Long-term debt*	117.0	130.1
Other liabilities	23.1	24.2
Minority interest	0.2	0.3
Total Stockholders' Equity	317.3	314.4
	$657.2	$675.3

*As part of the consideration for Aroma & Fine Chemicals the Company issued the vendors with GBP2.5m ($4.4m) of loan notes. Under the terms of the agreement the loan notes have been secured by an equal amount of restricted cash in escrow. $2.2 remains to be settled.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three months ended March 31
	2006	2005
	(millions of dollars)
Cash Flows from Operating Activities

Net income	$0.6	$(2.4)
Adjustments to reconcile net income to cash provided by
operating activities:
Depreciation and amortization	6.4	6.9
Impairment of OA business goodwill	11.3	14.8
Deferred income taxes	0.3	(0.1)
Changes in working capital	(34.0)	(5.3)
Income taxes and other current liabilities	12.7	(0.2)
Movement in plant closure provisions	(3.1)	(1.0)
Movements in pension prepayment	(0.8)	(0.7)
Movement in stock option compensation charge	0.4	-
Movements in other non-current liabilities	(1.5)	(1.7)
Net cash (used) / provided by operating activities	(7.7)	10.3

Cash Flows from Investing Activities

Capital expenditures	(1.1)	(1.9)
Business combinations, net of cash acquired	-	(21.3)
Other	-	(0.1)
Net cash used in investing activities	(1.1)	(23.3)

Cash Flows from Financing Activities

Net increase in borrowings	2.2	21.0
Issue of treasury stock	1.0	1.0
Repurchase of treasury stock	(3.1)	-
Refinancing costs	0.1	-
Net cash used in financing activities	0.2	22.0
Effect of exchange rate changes on cash	(0.6)	3.3
Net change in cash and cash equivalents	(9.2)	12.3

Cash and cash equivalents at beginning of period Cash and cash equivalents at end of period	68.9	33.3
	$59.7	$45.6